Exhibit 10.39

English Translation

Polysilicon Purchase & Sales Contract

Contract No.: 2007007

              Signing date: October 31, 2007

    Signing place: Shanghai

Party A :	Zhejiang Yuhui Solar Energy Source Co., Ltd.

Address: 8 Baoqun Road, Yaozhuang Town, Jiashan, Zhejiang Province, China

Tel.: 0573-84773058 Fax: 0573-84773383

Party B:	Daqo New Material Co., Ltd.

Address: Chemical Industrial Park, Wanzhou District, Chongqing City, China, Postal Code. 404000

Tel.: 023-58820766 Fax: 023-58820788

Zhejiang Yuhui Solar Energy Source Co., Ltd. (hereinafter referred to as “Party A”) and Daqo New Material Co., Ltd. (hereinafter referred to as “Party B”), on the basis of equality, free will and fairness, abiding by the principle of long-term cooperation and mutual development and through friendly negotiations, hereby enter into this Contract, on and subject to the terms and conditions as set forth below.

1. Subject Matter

Solar grade polysilicon (hereinafter referred to as “Goods”)

2. Quantity (ton), unit price (RMB), total amount (RMB) and delivery term

Year	2008	2009	2010	2011	2012
Quantity (ton)	150-200	300	500	500	500
Unit price	RMB1700/ton in the first half year, RMB 1650/ton in the second half year	Two parties shall negotiate the price every three month.	Two parties shall negotiate the price every three month.	Two parties shall negotiate the price every three month.	Two parties shall negotiate the price every three month.
Supply	Jul.~ Dec., 25-33 ton/month	Jan.~ Dec., 25 ton/month	Jan.~ Dec., 42 ton/month	Jan.~ Dec., 42 ton/month	Jan.~ Dec., 42 ton/month

Total quantity: 1950 -2000 tons

Total amount: subject to actual amount dominated in RMB

Note:

1.	The said price includes VAT.

2.	Definition of market price: the price of goods (above 10 tons) on domestic spot market.

3.

Schedule to fix the price: price is determined on a quarterly basis. The price for next quarter is determined during the 20th to 30th days of the last month of each quarter. Party A and Party B will confirm the price through a price determination form after they reach an agreement in a down-to-earth attitude through friendly negotiations. If no agreement is reached through negotiations, the price at which a third party agrees to purchase the same goods (above 10 tons) from Party B for the current period will prevail.

4.	Party A and Party B shall give priority to guaranteeing the quantity under this Contract. If Party B has the goods in excess of the agreed quantity, Party B shall give priority to supplying goods to Party A on same conditions.

5.	Both parties have taken into adequate consideration the impact of the floating factors of market energy price upon the contract price. Once the price is determined, during each corresponding price-performing period, neither party shall delay the performance of or refuse to perform this Contract due to market price change.

3. Technical Requirement and Quality Standard.

     Referring to Annex 1

4. Price, Document Requirement and Transportation Requirements

4.1	The price details are stipulated in Clause No. 2 of this contact, which is dominated in RMB. The prices for the good delivered in and after 2009 which have not been determined in this contract shall be decided by the two parties when signing the subcontract through friendly negotiation basing on the prevailing market price.

4.2	Document requirement: the VAT invoice shall be issued.

4.3	Price term: EX work price

5. Term of Payment

Party A shall make payment to Party B according to the following terms:

5.1	Advance payment: the total advance payment for the first year of this contract is RMB 200 million (Say: two hundred million RMB). The amount of the advance payment for every year afterward shall be decided by the both parties through friendly negotiation in the third quarter of last year.

5.2	After this Contract becomes effective, Party A shall pay RMB 100 million of the said advance payment by wire transfer to the account designated by Party B before November 30, 2007 and the remaining RMB 100 million shall be paid by wire transfer to the account designated by Party B before December 31, 2007.

5.3	Payment for goods: Party B will supply goods according to the delivery schedule under this Contract. Party A shall make the payment by wire transfer to the account designated by Party B in advance according to the quantity and amount notified by Party B. Party B shall organize delivery upon receipt of payment. The invoice amount of the goods shall be deducted from the advance payment until the total advance payment has been used up.

Party B shall provide the corresponding VAT invoice.

6. Packaging, Marking, Lead Time and Delivery Condition

6.1	Packaging: Party B shall provide packages to the delivered goods and the packaging shall meeting the long-distance transport requirement of goods and ensure that goods are not damaged or contaminated when they are transported to the warehouse designated by Party A, unless force majeure occurs or carrier or insurance company assumes responsibility. Goods shall be packaged in both inner and outer package (every 5kg shall be packaged in an inner package and every 30kg shall be packaged in an outer package). Inner package is PE bag with double layer of air-proof and outer package is carton (paper barrel).

6.2	Marking: indicate manufacturer, production batch number, specifications, weight and date of production on outer package and inner package according to Party A’s requirements.

6.3	Place of Delivery: the place of delivery is at the warehouse of Party B’s plant. Party A is entitled to designate people to inspect the goods at the warehouse before shipment.

7. Quality Assurance

Quality of goods means that goods meet the provisions of this Contract and domestic and overseas industry standards in terms of performance, specifications, appearance, material, manufacturing, workmanship, etc. Relevant quality standards are set forth in Annex 1. Party B shall provide its formal test report for each batch of goods, at least including the technical indexes in Annex 1. Test report shall bear Party B’s common seal. Party B shall also provide its test report for trial-produced and initial batch products.

8. Inspection

8.1	After goods are transported to Party A’s warehouse, Party A will inspect goods based on the quality standards in Annex 1. Inspection method, inspection instruments and reagents are in reference to domestic and overseas industry standards. In case of any quality objection, Party A shall inform Party B by fax within 15 days from goods leaving Party B’s warehouse. In case that Party B does not receive any written notice from Party A within 15 days, goods shall be deemed qualified. Upon receipt of notice, Party B shall forthwith assign persons to take the sample together with Party A’s representative and deliver them through express mail service to an independent inspection institution acceptable to both parties for re-inspection, which shall be deemed as the final result. The expenses thus incurred shall be borne by the party whose opinion is untenable. If inspection result substantiates Party A’s opinion, Party A shall be entitled to request returning or replacement of goods and Party B shall bear the direct expenses arising therefrom, including freight, warehousing expenses, labor expenses, etc.

8.2	Since the inspection carried by Party A is sample inspection, namely inspection over the sample and/or test of some performances of the sample, passing such inspection and/or test does not mean that all products comply with all quality requirements and does not exempt Party B from its responsibility for quality compliance.

9. Effectiveness, Term and Termination

9.1	This Contract shall be effective as of the date when it is signed and sealed by the representatives of both parties until December 31, 2012. Neither party shall terminate this Contract for any reason other than those as set forth in Articles 9 and 10. The Extension of this Contract and new transaction conditions may be reached through negotiation by both parties three months prior to the expiry of this Contract.

9.2	Should either party be prevented from performing its obligations under this Contract for more than two months due to force majeure, the other party may give a written notice to terminate this Contract.

9.3	The two parties may terminate this Contract through negotiations.

9.4	If Party A or Party B fails to perform the obligations stipulated by this Contract and doesn’t make any remedy for the failure to perform or the breach of obligations within 15 days after the other party makes the demand, the other party is entitled to dissolve the Contract by written notice.

9.5	Should the contract terminate under reasonable cause, such as either party go bankrupt, raise application for bankruptcy, be making company reorganization, make other similar application or be suspending business for rectification, Party B shall refund Party A all the remaining advance payment within 7 working days after the receipt of Party A’s written termination notice based on reasonable cause.

9.6	The provisions about confidentiality, quality, defaulting liabilities and resolution of disputes under this Contract shall survive the termination, revocation or invalidity of this Contract.

10. Defaulting Liabilities

Either party who breaches the contract shall be responsible for defaulting liabilities and pay the other party the liquidated damages. Should the breach incurs damages to the other party and the liquidated damages can’t offset all the damages, the defaulting party shall compensate the amount gap. If the liquidated damages are too higher or too lower than the incurred damages, either party may apply to people’ s court or arbitration institution for proper reduction or addition on the amount.

10.1	Should either party fail to perform or fully perform this contract (except that Party B delays the good delivery or that the delivered amount is less than the required amount ,which are stipulated in Clause 10.2 ), the defaulting party shall pay the other party liquidated damages, which are 5‰ of the amount of the breached contract. However, if the two parties negotiate to amend or dissolve the contract, it is deemed as contract breach.

10.2

If Party B delays the good delivery or delivers the good less than the required amount, Party B shall pay Party A liquidated damages, which is 1% of the total invoice amount of this batch. If Party A doesn’t accept goods according to the delivery schedule or refuse the qualified goods, Party A shall Party B liquidated damages, which is 1% of the total invoice amount of this batch. Either party shall inform the other party 10 days in advance and get the approval if it wants to increase or reduce the contract quantity or change delivery time, otherwise the defaulting party shall assume economical responsibility.

10.3	The charges for good custody paid by Party A caused by Party’s misdelivery shall be born by Party B. If Party A fails to make the payment at due time, Party A shall pay Party B liquidated damages for overdue payment as per the related regulations of People’s Bank.

10.4	All the liquidated damages, compensations, custody fee, maintaining fee and other economical cost shall be remitted to the other party within 10 days after the responsibility has been specified, otherwise it is treated as overdue payment, but neither party can recoup it by retaining the products or payment at its own discretion.

10.5	Since the year of 2008 is the first year after Party B starts up production, the actual supply amount for every month may be adjusted according to the actual production of Party B, but the total amount for the year shall remain unchanged. Therefore, the adjustment on the supply amount for 2008 shall not be deemed as breach of the contract and doesn’t fall into the application scope of the above clause about contract breach.

10.6	All other items shall be in accordance with Contract Law of People’s Republic of China.

11. Confidentiality

11.1	Either of the parties to the contract shall keep strictly confidential of the other party’s business secrets which have not been disclosed publicly but have been known by the party during cooperation, and shall not disclose to any third party without the other party’s written permission except as otherwise required by law. Besides, both parties shall not use or exploit it in any way whatsoever for purposes not provided in the contract, otherwise the party in breach shall bear all the responsibilities caused here from and compensate for the loss caused.

11.2	Either of the parties to the contract shall also be under obligation to keep confidential of both parties’ business information mentioned in the contract, and shall not disclose to any third party.

11.3	After the contract terminates, either of the parties to the contract shall continue to observe the confidential articles in the contract and perform their confidentiality obligations respectively as promised, till the other party agrees to cancel such obligations or actually there is no damage to be caused on the other party by reason of breaching the confidentiality in the contract.

12. Force Majeure

12.1	Force Majeure means either of the parties to the contract shall not be responsible for failure or delay to execute the contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable.

12.2	The party affected by the event of force majeure shall inform the other party of its occurrence within 15 days and thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all or part of the contract.

12.3	Both parties will, if an event of force majeure occurs, communicate with each other to find a reasonable solution to minimize the effects of the event.

12.4	Should force majeure last thirty (30) days or above, both parties would, through friendly consultations, decide whether to terminate the contract or to continue to execute the contract.

13. Settlement of Disputes

13.1	The formation, validity, interpretation and execution in respect of this contract and its revised version shall be governed by the relevant laws of the People’s Republic of China.

13.2	Any disputes arising from the interpretation or the execution of the contract shall be settled primarily through friendly negotiation between both parties. The negotiation should be finished within thirty (30) days.

13.3	In case no settlement can be reached through negotiation, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission Shanghai Branch by either of the parties to the contract and shall be arbitrated in Shanghai.

13.4	During the occurrence and settlement of the disputes, both parties should continue to perform and exercise their obligations and rights respectively stipulated in the contract.

14. Miscellaneous

14.1	This Contract is executed in two originals in Chinese, one for each party hereto.

14.2	The Contract and its Annex constitute all the agreement concluded between the two parties concerning the deal under this contract and supersede all the negotiations, discussion and agreement which are reached by the two parties before.

14.3	Any issues which are not defined by this contract may be negotiated by the two party to reach another agreement , which is deemed as annexes to this contract. The annex to this contract has the same legal effect with this contract. All the letters, faxes, emails and so on which are confirmed by the two parties shall be deemed to be one component part to this contract and has the same legal effect.

14.4	The contract shall take effect since being signed (Note: The contract shall be signed and faxed back to the other party. It is deemed acquiescence if on objection was put forward and no faxed-back contract is received within 24 hours).

14.5	No amendment to this Contract shall be of any effect or force unless through a written supplementary agreement between both parties. Any manual addition, alteration or mending of this Contract by either party shall be invalid and illegal.

14.6	No failure on the part of either party to require the performance of any term or condition of this Contract shall operate as a waiver thereof.

14.7	Should any provision of this Contract be held invalid, illegal or unenforceable to any extent, such provision shall be deleted from the main body of this Contract and the remaining provisions of this Contract shall remain in force to the maximum extent permitted by law.

14.8	No failure on the part of either party to exercise, and no delay on its part in exercising any right, power or privilege under this Contract shall operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.

14.9	The annexes hereto form an integral part of this Contract and have the same legal effect as the terms of the main body of this Contract. In case of any discrepancy between the main body of this Contract and its annexes, the former shall prevail.

Zhejiang Yuhui Solar Energy Source Co., Ltd. (seal)

Representative (signature): /s/

Daqo New Material Co., Ltd. (seal)

Representative (signature): /s/